Exhibit 99.1  Text of Press Release dated March 2, 2000

News Release

Contact: Russ Hinnershitz                John Parsons
         Micro-Integration Corp.         E2 Corp.
         1-610-375-4231 Ext. 15          1-603-895-3492

                 MICRO-INTEGRATION TO SELL MAJORITY STAKE IN MINT
                        INTERNET DIVISION TO FORMER CEO.

FROSTBURG, MD -- March 2, 2000 -- Micro-Integration Corp. (OTCBB: MINT) today announced it has reached an agreement to place the Company's Internet technology division, Mint Internet, into a wholly owned subsidiary, E2 Corp ("E2"), and sell 80 1% of E2 to MINT's former CEO, John Parsons. As part of the agreement, Parsons resigned his positions as President, CEO, Director and Chairman of MINT and will assume those positions with E2. Russ Hinnershitz, MINT's Chief Operating Officer, has assumed the position of President of MINT. Max Eveleth, Jr., a long-time director of Micro-Integration Corp., has been appointed Chairman of MINT.

"Moving the Mint Internet division out of Micro-Integration makes sense for several reasons," according to President Hinnershitz. "The expenses associated with development of the Internet technology are not compatible with MINT's cash flow and profit objectives. We believe E2 as a private company totally focused on Internet related opportunities will be more attractive to the investment community. This transaction will free-up Micro-Integration resources and allow them to be focused on its IT Services business. Although we will be transferring our proprietary Internet technology to E2, we will continue to offer Internet consulting services, including website design and website hosting, to our customers."

Ex-CEO Parsons agreed, saying, "We came to the conclusion it was in the Company's best interest to remove the significant drain on Micro-Integration's financial resources the Mint Internet investment has been causing. Since I have been the champion of this division's efforts I have decided to pursue this opportunity independently."

Micro-Integration offers systems and network integration, consultation, and services to organizations who desire to utilize information technology resources as a strategic business tool.

Except for historical information, the matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. Risks and uncertainties include the Company's ability to obtain appropriate funds for working capital and other cash requirements, competition, tightening margins in the Company's Information Technologies Services business, continuing declines in revenues in the Company's PC connectivity business, and/or the unpredictability of future revenues in the Company's business segments. These factors are not intended to represent a complete list of all risks and uncertainties inherent in the Company's business, and should be read in conjunction with the more detailed cautionary statements included elsewhere in the Company's filing with the Securities and Exchange Commission, especially the Company's Form 10-KSB for the year ended March 31, 1999. The Company assumes no obligation to update the information in this release.

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